The Loewen Group Inc.

EXHIBIT 11

     Computation of Per Share Earnings

     Expressed in thousands of U.S. dollars except per share amounts

                                                 Three months ended September 30,   Nine months ended September 30,
                                                 --------------------------------   -------------------------------
                                                       1997            1996                1997            1996
                                                  -------------    -------------    -------------    -------------
BASIC
  Net earnings (loss)                             $     (40,837)   $      16,914    $       9,131    $      53,626
  Less: Preferred share dividends                         2,383            2,410            7,192            6,433
                                                  -------------    -------------    -------------    -------------
  Net earnings (loss) available to Common
  shareholders                                          (43,220)          14,504            1,939           47,193

  Weighted average shares outstanding                    73,289           58,956           65,188           55,960

  Basic earnings (loss) per Common share          $       (0.59)   $        0.25    $        0.03    $        0.84
                                                  -------------    -------------    -------------    -------------
                                                  -------------    -------------    -------------    -------------
FULLY DILUTED
  Net earnings (loss) available to Common
  shareholders                                    $     (43,220)   $      14,504    $       1,939    $      47,193

  Add: imputed earnings from dilutive options,
  net of tax effect                                          --              138               --              431
                                                  -------------    -------------    -------------    -------------
  Fully diluted net earnings (loss)               $     (43,220)   $      14,642    $       1,939    $      47,624
                                                  -------------    -------------    -------------    -------------
                                                  -------------    -------------    -------------    -------------
  Weighted average shares outstanding                    73,289           58,956           65,188           55,960

  Shares issuable upon assumed conversion
  of dilutive options                                        --              704               --              731
                                                  -------------    -------------    -------------    -------------
  Fully diluted shares                                   73,289           59,660           65,188           56,691
                                                  -------------    -------------    -------------    -------------
                                                  -------------    -------------    -------------    -------------
  Fully diluted earnings (loss) per Common share  $       (0.59)   $        0.25    $        0.03    $        0.84
                                                  -------------    -------------    -------------    -------------
                                                  -------------    -------------    -------------    -------------


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